UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2012

STARTEK, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-12793	84-1370538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

44 Cook Street Suite 400, Denver, Colorado 80206

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (303) 262-4500

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 7, 2012, StarTek, Inc. (the “Company”) received written customer notification of an intent to reduce its business in the Company’s Decatur, Illinois and Jonesboro, Arkansas facilities.  The reduction is expected to occur over the next two months and is expected to result in an aggregate reduction of approximately 380 full-time equivalent (“FTE”) agent positions.  As a result of this notice, one contract will be terminated and one other contract will see reductions.  Although the termination and reductions of the aforementioned contracts and each of these facilities in and of themselves do not represent a material reduction in the Company’s revenues, we expect the cumulative effect of these reductions to result in a material revenue decline beginning in the first quarter of 2012 and extending into the early part of the second quarter of 2012 as these operations wind down.  We are actively selling the capacity that we have in those facilities to other clients.  However, if we are not successful in doing so, we may decide to close one or both of them.  In that event, there could be impairment and restructuring charges which would depend on which facilities are closed and when.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

By:	/s/ Lisa A. Weaver	Date: February 13, 2012
Lisa A. Weaver
Senior Vice President, Chief Financial Officer and Treasurer